EXHIBIT 99.1

                            SAGUARO ACQUISITION CORP.
                        4201 NORTH 24TH STREET, SUITE 100
                             PHOENIX, ARIZONA 85016

December 30, 2004

VIA FACSIMILE AND FEDERAL EXPRESS

UniSource Energy Corporation
UniSource Energy Tower
One South Church Avenue
Tucson, Arizona  85701
Attention: Vincent Nitido, Jr.
Telecopy: (520) 884-3612

Ladies and Gentlemen:

     Reference is hereby made to (i) the Agreement and Plan of Merger (the "AGREEMENT") between UniSource Energy Corporation (the "COMPANY") and Saguaro Acquisition Corp. ("NEWCO") dated as of November 21, 2003 and (ii) the approval by the Arizona Corporation Commission (the "ACC") at its open meeting held in Tucson, Arizona, on December 21, 2004 of the Recommended Opinion and Order of Administrative Law Judge Jane Rodda, subject to certain amendments, relating to the transactions contemplated by the Agreement (such approval, the "ACC ACTION"). The parties acknowledge that the ACC Action is a "Final Order" as defined in the Agreement. Capitalized terms used but not defined in this letter agreement shall have the respective meanings assigned such terms in the Agreement.

     As a result of the ACC Action, the condition set forth in Section 7.02(d) of the Agreement has become incapable of being satisfied. Accordingly, Newco hereby elects to terminate the Agreement pursuant to Section 8.01(d)(i) of the Agreement. Newco represents and warrants that it has incurred Termination Expenses in excess of $7,000,000.

     The Company acknowledges that, pursuant to Section 8.02(a)(iv) of the Agreement, it is obligated to pay $7,000,000 in reimbursement of Newco's Termination Expenses and agrees to pay such amount on the date hereof to Newco by wire transfer of immediately available funds in U.S. dollars to the account designated on Exhibit A attached hereto. Newco and the Company acknowledge and agree that the termination shall have the effects described in Section 8.03 of the Agreement. The Company represents and warrants that, at or prior to the effectiveness of this letter agreement, no Alternative Proposal has been publicly announced, commenced or otherwise communicated or made known to the Company nor has any person publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal. In reliance on the foregoing representation and warranty, Newco acknowledges that the payment of the Termination Expenses described above shall be in full satisfaction of all of the Company's obligations arising from the termination.

     Each of Newco and the Company releases the other party hereto and its affiliates and the directors, officers, shareholders, partners, members, agents, successors and assigns of the other party and its affiliates from all liability, fixed or contingent, known or unknown, arising under the Agreement or relating


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to the transactions contemplated thereby through the time at which this letter agreement becomes effective (other than any liabilities arising under this letter agreement); provided that if the Company's representations and warranties set forth in the preceding paragraph are not true and correct, then the Company's obligation to pay Newco the Termination Fee pursuant to Section 8.02(a)(iv) shall be deemed not to have been released.

     Newco and the Company agree that this letter agreement shall not be effective until the occurrence of both (i) the countersignature of this letter agreement by the Company and (ii) the receipt by Newco of the $7,000,000 in Termination Expenses in the manner described above.

     This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law provisions thereof that may require the application of the Laws of another jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this letter agreement and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.12 of the Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY MATTERS RELATING HERETO.

     This letter agreement and the Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     This letter agreement may be amended, modified, and supplemented only by a written document executed by the Company and Newco.

     This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     This letter shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

                  [Remainder of Page Intentionally Left Blank]


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If you agree with the foregoing, please sign and return a copy of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter agreement.


                                         Very truly yours,

                                         SAGUARO ACQUISITION CORP.


                                         By: /s/ Frederick B. Rentschler
                                             ---------------------------
                                         Name:   Frederick B. Rentschler
                                         Title:  President


Acknowledged and Agreed:

UNISOURCE ENERGY CORPORATION


By: /s/ Kevin P. Larson
-----------------------
Name:   Kevin P. Larson
Title:  Vice President, Chief Financial Officer
        and Treasurer


cc:  Thelen Reid & Priest LLP:
     875 Third Avenue
     New York, New York  10022-6225
     Attention:  Richard S. Green
                 John T. Hood
     Telecopy: (212) 603-2001

     Simpson Thacher & Bartlett LLP:
     425 Lexington Avenue
     New York, New York  10017
     Attention:  David J. Sorkin
                 Brian M. Stadler
     Telecopy: (212) 455-2502